Exhibit 99.1

Calibre Energy, Inc. Announces Repricing and Extension of Outstanding
                               Warrants


    WASHINGTON & HOUSTON--(BUSINESS WIRE)--May 31, 2007--Calibre Energy, Inc., (OTCBB:CBRE), ("Calibre", or "the Company") announced today that the Board of Directors has approved an amendment to all outstanding Common Stock Purchase Warrants to: (1) reduce the per share exercise price from the price stated in each individual Common Stock Purchase Warrant, to $0.10 per share, and (2) to extend the term and permit exercise of the Warrants at the election of the holder anytime prior to May 14, 2009.

    Calibre currently has 18,162,500 warrants outstanding which have varying exercise prices, terms, and expiration dates.

    As soon as practical, Calibre will notify all warrant holders via mail of the proposed amendments to the terms of the Warrants. Should warrant holders agree with these changes, they should sign and return the amendment to the Company within 60 days from the date of the mailing in order for the changes to each amended Common Stock Purchase Warrant to be effective.

    Although authorized and approved by our Board of Directors, none of the proposed changes in the Warrants are effective with respect to any warrant until written warrant holder approval is received by the Company.

    A copy of this press release has been filed as an 8-K with the Securities and Exchange Commission, which includes a breakdown of the details for the various classes of warrants.

    ABOUT CALIBRE ENERGY, INC.

    Headquartered in Washington, DC with operating offices in Houston, TX, Calibre Energy, Inc. is an early stage oil and gas company focused on the creation of shareholder value through the development of world class unconventional and untapped domestic and international oil and gas resources with domestic operations in the Barnett and Fayetteville Shales and international operations in Iraqi-Kurdistan.

    FORWARD-LOOKING STATEMENTS

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as guidance, may, will, should, could, would, expect, plan, anticipate, believe, estimate, continue or the negative of such terms or other such expressions. As they pertain to our business, in general, important factors that could cause our actual results to differ materially from our expectations, include but are not limited to those factors disclosed in our Annual Report on Form 10-KSB, our other filings with the Securities and Exchange Commission, as well as our other public documents and press releases. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances occurring after the date hereof.

    CONTACT: Calibre Energy, Inc., Washington
             Prentis B. Tomlinson, Jr.
             Chairman and Chief Executive Officer
             202-223-4401
             Fax: 202-223-4406
             www.calibreenergy.com